Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES POSTER PRESENTATION ON

PV-10 AT SOCIETY FOR IMMUNOTHERAPY OF CANCER 2016 ANNUAL MEETING

Presentation on Saturday, November 12, 2016 at

Gaylord National Hotel & Convention Center in National Harbor, Maryland

Published Abstract Available On-Line

KNOXVILLE, TN, November 14, 2016 —Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced the presentation of data on PV-10 at the Society for Immunotherapy of Cancer 2016 Annual Meeting.

The abstract for the presented data, titled “Intralesional Injection with Rose Bengal and Systemic Chemotherapy Induces Anti-Tumor Immunity in a Murine Model of Pancreatic Cancer,” poster 264, is available at

https://www.eventscribe.com/2016/SITC/aaSearchByPosterDaySession.asp?h=Browse%20by%20Poster%20Day

Dr. Shari Pilon-Thomas, Associate Member, Department of Immunology, Moffitt Cancer Center, presented the poster on Saturday, November 12, 2016. The published abstract concludes that, in the murine model studied, “Regression of untreated pancreatic tumors by IL injection of PV-10 in concomitant tumor supports the induction of a systemic anti-tumor response. Addition of [Gemcitabine] chemotherapy enhances the effects of IL PV-10 therapy.” The presented poster concludes that, “These results may warrant a clinical trial to evaluate the combination of IL PV-10 with gemcitabine in metastatic pancreatic cancer patients.”

Eric Wachter, Ph.D., Chief Technology Officer of Provectus, noted, “According to statistics from the American Cancer Society, pancreatic cancer has grown from 33,730 new cases in the U.S. in 2006 to 53,070 new cases expected in 2016. Over the same period, deaths increased from 32,300 to 41,780, and this is now the 4th most common cause of cancer death in men and women alike. The 5-year overall survival rate is 8%. Thus, this is an area in oncology with a large and growing unmet need.”

Wachter continued, “The work reported by Pilon-Thomas and colleagues shows that PV-10 has therapeutic activity in murine models of pancreatic cancer, and that this is augmented when intralesional PV-10 is combined with systemic gemcitabine (GEM), a standard chemotherapeutic agent used to treat this disease. Supporting this observation, their poster showed that PV-10 elicited interferon-gamma production, a hallmark of the induction of an anti-tumor immune response, along with regression of uninjected bystander tumors. They also showed that myeloid derived suppressor cells (MDSC) decreased when GEM was used alone or in combination with PV-10. Since MDSC have an inhibitory effect on a number of immune effector cells, including CD8+ T cells, dendritic cells and NK T cells, the apparent combination effect could result from reduced immune suppression by GEM coupled with immunologic stimulation by PV-10. PV-10 has previously been shown to produce tumor-specific anti-tumor immune responses in melanoma and colorectal carcinoma that includes activation of CD8+ T cells.”

Wachter concluded, “We agree with the conclusions of the poster, that these results warrant clinical testing. Since pancreatic cancer frequently metastasizes to the liver, this could be a logical extension of our current investigations of PV-10 administered percutaneously to hepatic tumors.”

The SITC 2016 Annual Meeting was held at the Gaylord National Hotel & Convention Center in National Harbor, Maryland, November 9-13, 2016.

About SITC

The Society for Immunotherapy of Cancer (SITC) is the world’s leading member-driven organization specifically dedicated to professionals working in the field of cancer immunology and immunotherapy. Established in 1984, SITC is a 501(c)(3) not-for-profit organization with a growing constituency of academic, government, industry, clinical and basic scientists, and practitioners from around the world.

Through emphasis on high-caliber scientific meetings; dedication to education and outreach activities; focus on initiatives of major importance in the field; and commitment to collaborations with like-minded domestic and international organizations, government and regulatory agencies, associations and patient advocacy groups, SITC brings together all aspects of the cancer immunology and immunotherapy community.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization; and

•	our ability to raise capital through our proposed rights offering.

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